Exhibit 10.1

SUBLEASE

THIS SUBLEASE (this “Sublease”) is dated for reference purposes as of August 30, 2022, and is made by and between STANDARD BIOTOOLS INC., a Delaware corporation (formerly known as Fluidigm Corporation) (“Sublessor”), and CIRC BIO, INC., a Delaware corporation (“Sublessee”). Sublessor and Sublessee hereby agree as follows:
1.Recitals: This Sublease is made with reference to the fact that GNS NORTH TOWER, LP (successor-in-interest to AP3-SF3 CT NORTH, LLC), as landlord (“Master Lessor”), and Sublessor, as tenant, entered into that certain lease, dated as of March 20, 2019 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of April 26, 2019 (the “First Amendment”) and that certain Confirmation and Second Amendment to Lease dated as of February 25, 2020 (the “Second Amendment”; together with the Original Lease and the First Amendment, the “Master Lease”), with respect to premises consisting of approximately 77,929 rentable square feet of space, located on the 18th - 21st floors of Two Tower Place, South San Francisco, California (the “Premises”). Sublessor represents to Sublessee that a true and correct copy of the Master Lease is attached hereto as Exhibit A.
2.Premises: Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, a portion of the Premises consisting of approximately 19,482 rentable square feet of space located on the 18th floor of the Building (hereinafter, the “Subleased Premises”). The Subleased Premises are more particularly described on Exhibit B attached hereto. Together with its use of the Subleased Premises, Sublessee shall have the exclusive right to use the storage cage on the second floor shown on Exhibit C attached hereto on the terms of Section 5.2.10(i) of the Master Lease. For so long as the same are made available for use by Sublessor, Sublessee and its personnel (including contractors that support operations), subject to Master Lessor’s reasonable, non-discriminatory rules and regulations, shall have the right to use the Building amenities provided by Master Lessor on the same terms and conditions as are applicable to Sublessor under the Master Lease.
3.Term: The term (the “Term”) of this Sublease shall be for the period commencing on the date that is one (1) day following receipt of a fully executed consent document from Master Lessor, estimated to be September 1, 2022 (the “Commencement Date”) and ending on the date that is three (3) years and three (3) months following the Commencement Date (the “Expiration Date”), unless this Sublease is sooner terminated pursuant to its terms or the Master Lease sooner expires pursuant to its terms.
4.Rent:
A.Base Rent. Sublessee shall pay to Sublessor as base rent for the Subleased Premises for each month during the Term the following amounts per month (“Base Rent”).

Months	Base Rent per Month
1-12*	$126,633.00
13-24	$131,065.16
25-36	$135,652.44
37-39	$140,400.28

*So long as Sublessee is not in default under this Sublease, Base Rent for the first three (3) full calendar months of the Term shall be abated.
Base Rent and Additional Rent, as defined in Paragraph 4.B below, shall be paid on or before the first (1st) day of each month. Base Rent and Additional Rent for any period during the Term hereof which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment based on a thirty (30) day month. If an increase in Base Rent becomes effective on a date other than the first day of a calendar month, the Base Rent for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which the rate is in effect. Base Rent and Additional Rent shall be payable without notice or demand (if, with respect to Additional Rent, such amounts are known) and without any deduction, offset, or abatement, in lawful money of the United States of America. Base Rent and Additional Rent shall be paid directly to Sublessor at:

FOR EFT / ELECTRONIC FUND TRANSFER:
BENEFICIARY NAME: ##########
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ACCOUNT NUMBER: ##########
DOMESTIC WIRES / ACH: ABA RTG NO. ##########
ROUTING NUMBER ACH/EFT: ##########

Checks:
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, or such other address as may be designated in writing by Sublessor.
B.Additional Rent. All monies other than Base Rent required to be paid by Sublessor under the Master Lease to the extent attributable or reasonably and equitably allocable to the Subleased Premises during the Term, including, without limitation, any amounts payable by Sublessor to Master Lessor as “Operating Expenses”, “Tax Expenses” and “Utilities Costs” (all as defined in Section 4.2 of the Master Lease) shall be paid by Sublessee hereunder as and when such amounts are due under the Master Lease, as incorporated herein. Sublessee shall also pay to Sublessor any gross receipts or rent tax based upon the receipt of Base Rent and payable with respect to this Sublease, and all costs directly incurred by or at the request of Sublessee with respect to its use of the Subleased Premises. All such amounts shall be deemed additional rent (“Additional Rent”). Base Rent and Additional Rent hereinafter collectively shall be referred to as “Rent”. Sublessee and Sublessor agree, as a material part of the consideration given by Sublessee to Sublessor for this Sublease, that Sublessee shall pay all costs, expenses, taxes, insurance, maintenance and other charges of every kind and nature arising in connection with this Sublease, the Master Lease to the extent attributable or reasonably and equitably allocable to the Subleased Premises during the Term, or the Subleased Premises during the Term, such that Sublessor shall receive, as a net consideration for this Sublease, the Base Rent payable under Paragraph 4.A hereof without mark-up by Sublessor.
C.Payment of First Month’s Rent. Upon execution hereof by Sublessee, Sublessee shall pay to Sublessor the sum of One Hundred Twenty-Six Thousand Six Hundred Thirty-Three Dollars ($126,633) which shall constitute Base Rent for the first month of the Term.
5.Letter of Credit: Concurrent with Sublessee’s execution of this Sublease, Sublessee shall deliver to Sublessor a letter of credit (the “Letter of Credit”) in the form attached hereto as Exhibit E. The Letter of Credit shall be in the amount of Seven Hundred Fifty-Nine Thousand Seven Hundred Ninety-Eight Dollars ($759,798) (the “Security Deposit”). The initial Letter of Credit must be issued by Silicon Valley

Bank and any subsequent or replacement Letter of Credit shall be issued by a domestic bank reasonably acceptable to Sublessor whose deposits are insured by the FDIC. The Letter of Credit shall (i) be unconditional, irrevocable, transferable, and payable to Sublessor or Sublessor’s agent solely upon presentment by Sublessor or Sublessor’s agent of a sight draft in person, by courier, facsimile or overnight mail, in partial or full draws, (ii) contain an “evergreen” provision which provides that it is automatically renewed on an annual basis unless the issuer delivers sixty (60) days’ prior written notice of cancellation to Sublessor, and (iii) be in the form attached hereto as Exhibit E or otherwise in form reasonably acceptable to Sublessor. If the Letter of Credit is lost, mutilated, stolen, or destroyed, Sublessee shall cooperate with Sublessor to have the Letter of Credit replaced or reissued. If the issuer's Fitch Ratings have been reduced below a rating from Standard and Poors Corporation of A- or better, or there is otherwise a material adverse change in the financial condition of the issuer, then Sublessee shall, within ten (10) business days following Sublessor’s demand, provide to Sublessor a substitute letter of credit from a financial institution reasonably acceptable to Sublessor. Without limiting any of Sublessor’s rights or remedies hereunder, if the bank issuing the Letter of Credit provides Sublessor with a cancellation notice or nonrenewal notice, Sublessor may immediately draw upon all or any part of the Letter of Credit and Sublessee shall provide Sublessor with a replacement letter of credit in similar form. Any and all fees or costs charged by the issuer in connection with the issuance, maintenance or transfer of the Letter of Credit shall be paid by Sublessee. The Letter of Credit shall remain effective through the date that is sixty (60) days following the expiration of this Sublease and the delivery of possession of the Subleased Premises to Sublessor in accordance with the provisions of this Sublease. If Sublessee defaults with respect to any provision of this Sublease, including, without limitation the provisions relating to the payment of Rent, Sublessor may, but shall not be required to, draw upon all or any part of the Letter of Credit. Any cash proceeds of the Letter of Credit following a draw by Sublessor are property of Sublessor, Sublessor shall not be required to keep such amount separate from its other accounts, and Sublessee shall have no right in such amounts or the Letter of Credit other than the right to a return of the Letter of Credit when both this Sublease has terminated and Sublessee’s obligations under this Sublease have been completely fulfilled as set forth herein. If any portion of the Letter of Credit is drawn upon, Sublessee shall cause the Letter of Credit to be increased to the amount required as the Security Deposit under this Sublease within five (5) business days after written demand from Sublessor, and in such event, provided there is then no outstanding default by Sublessee, any proceeds of the Letter of Credit retained by Sublessor as a cash security deposit and not applied to cure any default shall be returned to Sublessee. The original of the Letter of Credit shall be returned to Sublessee within sixty (60) days of the later of (a) the termination or earlier expiration of the Sublease Term and (b) Sublessee’s delivery of possession of the Subleased Premises to Sublessor. The Letter of Credit shall not operate as a limitation on any recovery to which Sublessor may be entitled. The Letter of Credit shall be subject to the terms of Article 20 of the Master Lease, as incorporated herein. Upon the expiration of this Sublease, Sublessor shall return to Sublessee so much of the Security Deposit as has not been applied by Sublessor pursuant to this paragraph, or which is not otherwise required to cure Sublessee’s defaults. If Sublessee is not then and has not been in default under this Sublease and closes a Series A round of equity funding in an amount greater than Sixty Million Dollars ($60,000,000) and provides evidence thereof reasonably satisfactory to Sublessor, the Security Deposit shall be reduced to the sum of Three Hundred Seventy-Nine Thousand Eight Hundred Ninety-Nine Dollars ($379,899).
6.Holdover: In the event that Sublessee does not surrender the Subleased Premises by the Expiration Date in accordance with the terms of this Sublease, Sublessee shall indemnify, defend, protect and hold harmless Sublessor from and against all loss and liability resulting from Sublessee’s delay in surrendering the Subleased Premises and pay Sublessor holdover rent to the extent attributable to the Subleased Premises as provided in Article 16 of the Master Lease, as incorporated herein. For clarity, in the event of such delay, the Base Rent owed to Sublessor by Sublessee shall be equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Term.

7.Repairs: Sublessor shall deliver the Subleased Premises to Sublessee in working condition and fully decommissioned with respect to Hazardous Materials used by Sublessor as required by the Master Lease and/or local jurisdiction, with all carpets and the entirety of the Subleased Premises professionally cleaned, with all of Sublessor’s signage and branding removed from the Subleased Premises and with only the Furniture described in Exhibit D remaining in place. The parties acknowledge and agree that, except as set forth in this paragraph, Sublessee is subleasing the Subleased Premises on an “as is” basis, and that Sublessor has made no representations or warranties with respect to the condition of the Subleased Premises. Except as set forth herein, Sublessor shall have no obligation whatsoever to make or pay the cost of any alterations, improvements or repairs to the Subleased Premises, including, without limitation, any improvement or repair required to comply with any law. Master Lessor shall be solely responsible for performance of any repairs required to be performed by Master Lessor under the terms of the Master Lease. Sublessor represents and warrants to Sublessee that Sublessor has not received written notice from Master Lessor or any governmental authority regarding a violation of applicable law with respect to the Subleased Premises. Sublessor shall work cooperatively with Sublessee to transfer any maintenance responsibilities for any building system exclusively serving the Subleased Premises and required to be maintained by the "Tenant" under the Master Lease.
8.Assignment and Subletting: Sublessee may not assign this Sublease, sublet the Subleased Premises, transfer any interest of Sublessee therein or permit any use of the Subleased Premises by another party (collectively, “Transfer”), without the prior written consent of Sublessor and Master Lessor in accordance with Article 14 of the Master Lease; provided, however, subject to Master Lessor’s consent, Sublessor’s consent shall not be required for entities as described in Section 14.7 of the Master Lease. Sublessor’s waiver or consent to any assignment or subletting shall be ineffective unless set forth in writing. Any Transfer shall be subject to the terms of Article 14 of the Master Lease.
9.Use: Sublessee may use the Subleased Premises only as permitted in Section 5.1 of the Master Lease.
10.Effect of Conveyance: As used in this Sublease, the term “Sublessor” means the holder of the tenant’s interest under the Master Lease. In the event of any assignment, transfer or termination of the tenant’s interest under the Master Lease, which assignment, transfer or termination may occur at any time during the Term hereof in Sublessor’s sole discretion, Sublessor shall be and hereby is entirely relieved of all covenants and obligations of Sublessor hereunder, and it shall be deemed and construed, without further agreement between the parties, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublessor hereunder. Sublessor may transfer and deliver any security of Sublessee to the transferee of the tenant’s interest under the Master Lease, and thereupon Sublessor shall be discharged from any further liability with respect thereto. Notwithstanding any provision herein to the contrary, Sublessor shall not: (a) violate the terms of the Master Lease resulting in a forfeiture or termination of the Master Lease (unless Master Lessor or a successor tenant agrees to permit Sublessee to continue to occupy the Subleased Premises on the terms of this Sublease for the remainder of the Term) or imposition of any material obligation on Sublessee; (b) voluntarily terminate the Master Lease with respect to the Subleased Premises (except pursuant to Sections 11.2, 11.4, 12.1 and 14.4 of the Master Lease), unless Master Lessor or a successor tenant agrees to permit Sublessee to continue to occupy the Subleased Premises on the terms of this Sublease for the remainder of the Term; nor (c) amend the Master Lease in any way that results in a material decrease in Sublessee's rights or material increase in Sublessee's obligations under the Sublease.
11.Delivery and Acceptance: Except as set forth herein, by taking possession of the Subleased Premises, Sublessee conclusively shall be deemed to have accepted the Subleased Premises in their as-is, then-existing condition, without any warranty whatsoever of Sublessor with respect thereto. Sublessor’s obligation to deliver the Subleased Premises to Sublessee shall be contingent upon Sublessor’s receipt of the Letter of Credit.
12.Improvements: No alteration or improvements shall be made to the Subleased Premises, except in accordance with the Master Lease, and with the prior written consent of both Master Lessor in accordance with the Master Lease and Sublessor.
13.Release: Sublessor shall not be liable to Sublessee, nor shall Sublessee be entitled to terminate this Sublease or to abate Rent due to any: (i) failure or interruption of any utility system or service; (ii) failure of Master Lessor to maintain the Subleased Premises as may be required under the Master Lease; or (iii) penetration of water into or onto any portion of the Subleased Premises. The obligations of Sublessor and Sublessee shall not constitute the personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders or other principals or representatives of the business entity.
14.Insurance: Sublessee shall obtain and keep in full force and effect, at Sublessee’s sole cost and expense, during the Term the insurance required under Sections 10.3 and 10.5 of the Master Lease. Sublessee shall name Master Lessor and Sublessor as additional insureds under its liability insurance policy. The release and waiver of subrogation set forth in Section 10.4 of the Master Lease, as incorporated herein, shall be binding on the parties.
15.Default: Sublessee shall be in "default" under this Sublease if Sublessee commits any act or omission which constitutes a default under the Master Lease, which has not been cured after delivery of written notice and passage of the applicable grace period provided in the Master Lease as modified, if at all, by the provisions of this Sublease. In the event of any default by Sublessee, Sublessor shall have all remedies provided pursuant to Section 19.2 of the Master Lease and by applicable law, including damages that include the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the lessee proves could be reasonably avoided and the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations).
16.Surrender: Prior to expiration of this Sublease, Sublessee shall remove all of its trade fixtures (other than the Furniture) and shall surrender the Subleased Premises to Sublessor in the condition required under the Master Lease; provided, however, Sublessee shall not be required to remove any alterations or improvements to the Subleased Premises that were made prior to Sublessor's delivery, or remedy any conditions that existed prior to Sublessor's delivery; and further provided, that (a) Sublessee shall remove the Furniture from the Subleased Premises if the Furniture becomes the property of Sublessee pursuant to Section 24, below and (b) if the Term is extended under Paragraph 27 or is otherwise extended to end within ten (10) days of the expiration of the Master Lease, Sublessor may, without any reduction in Rent hereunder or constituting a constructive eviction, enter the Subleased Premises in the last ten (10) days before the expiration of the Master Lease to perform any required restoration under the Master Lease that is not Sublessee’s responsibility hereunder. If the Subleased Premises are not so surrendered, then Sublessee shall be liable to Sublessor for all liabilities Sublessor incurs as a result thereof, including costs incurred by Sublessor in returning the Subleased Premises to the required condition, plus interest thereon at the Interest Rate.
17.Broker: Sublessor and Sublessee each represents to the other that it has dealt with no real estate brokers, finders, agents or salesmen other than Cushman Wakefield, representing Sublessor, and Colliers International, representing Sublessee, in connection with this transaction. Each party agrees to hold the other party harmless from and against all claims for brokerage commissions, finder’s fees or other compensation made by any other agent, broker, salesman or finder as a consequence of such party’s actions or dealings with such agent, broker, salesman, or finder.
18.Notices: Unless at least five (5) days’ prior written notice is given in the manner set forth in this paragraph, the address of each party for all purposes connected with this Sublease shall be that address set forth below its signature at the end of this Sublease. All notices, demands or communications in connection with this Sublease shall be (a) personally delivered; or (b) properly addressed and (i) submitted to an overnight courier service, charges prepaid, or (ii) deposited in the mail (certified, return receipt requested, and postage prepaid); provided, however, all notices to Sublessor must also be provided by email to the email address provided by Sublessor. Notices shall be deemed delivered upon receipt, if personally delivered, one (1) business day after being submitted to an overnight courier service and three (3) business days after mailing, if mailed as set forth above. All notices given to Master Lessor under the Master Lease shall be considered received only when delivered in accordance with the Master Lease.
19.Miscellaneous: This Sublease may not be amended except by the written agreement of all parties hereto. This Sublease may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one document. To facilitate execution of this Sublease, the parties may execute and exchange, by electronic mail PDF, counterparts of the signature pages.  Signature pages may be detached from the counterparts and attached to a single copy of this Sublease to physically form one document. In addition, the parties hereto consent and agree that this Sublease may be signed using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party's handwritten signature. Sublessor has not had an inspection of the Premises performed by a Certified Access Specialist as described in California Civil Code § 1938. A Certified Access Specialist (CASp) can inspect the Subleased Premises and determine whether the Subleased Premises complies with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Subleased Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the Subleased Premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. If Sublessee requires a CASp inspection, the parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Subleased Premises. Capitalized terms used but not defined in this Sublease shall have the meanings ascribed to such terms in the Master Lease.
20.Other Sublease Terms:
A.Incorporation by Reference. Except as set forth below, the terms and conditions of this Sublease shall include all of the terms of the Master Lease and such terms are incorporated into this Sublease as if fully set forth herein, except that: (i) each reference in such incorporated sections to “Lease” shall be deemed a reference to “Sublease”; (ii) each reference to the “Premises” shall be deemed a reference to the “Subleased Premises”; (iii) each reference to “Landlord” and “Tenant” shall be deemed a reference to “Sublessor” and “Sublessee”, respectively, except as otherwise expressly set forth herein; (iv) with respect to work, services, repairs, restoration, insurance, indemnities, representations, warranties or the performance of any other obligation of Master Lessor under the Master Lease, the sole obligation of Sublessor shall be to request the same in writing from Master Lessor as and when requested to do so by Sublessee, and to use Sublessor’s reasonable efforts (without requiring Sublessor to spend more than a nominal sum) to obtain Master Lessor’s performance; (v) with respect to any obligation of Sublessee to be performed under this Sublease, wherever the Master Lease grants to Sublessor a specified number of days to perform its obligations under the Master Lease, except as otherwise provided herein, Sublessee shall have three (3) fewer days to perform the obligation (but not less than three (3) days, unless the Master Lease specifies less than five (5) days, in which case Sublessee’s period shall not be less than one (1) business day), including, without limitation, curing any defaults; (vi) with respect to any approval required to be obtained from the “Landlord” under the Master Lease, such consent must be obtained from both Master Lessor and Sublessor, and the approval of Sublessor may be withheld if Master Lessor’s consent is not obtained, and shall not be unreasonably withheld if Master Lessor consents; (vii) in any case where the “Landlord” reserves or is granted the right to manage, supervise, control, repair, alter, regulate the use of, enter or use the Premises or any areas beneath, above or adjacent thereto, perform any actions or cure any failures, such reservation or right shall be deemed to be for the benefit of both Master Lessor and Sublessor; (viii) in any case where “Tenant” is to indemnify, release or waive claims against “Landlord”, such indemnity, release or waiver shall be deemed to cover, and run from Sublessee to, both Master Lessor and Sublessor; (ix) in any case where “Tenant” is to execute and/or deliver certain documents or notices to “Landlord”, such obligation shall be deemed to run from Sublessee to both Master Lessor and Sublessor; (x) all payments shall be made to Sublessor; (xi) Sublessee shall pay all consent and review fees set forth in the Master Lease to each of Master Lessor and Sublessor (except that Sublessor shall pay all consent and review fees for Master Lessor's consent to this Sublease); (xii) Sublessee shall not have the right to terminate this Sublease due to casualty or condemnation unless Sublessor has such right under the Master Lease; (xiii) all “profit” under subleases and assignments shall be paid to Sublessor; (xiv) Sublessor’s obligations under Section 4.3 are limited to forwarding statements and refunds provided by Master Lessor, and Sublessee shall have no right to dispute or audit such statements directly, but Sublessor shall use commercially reasonable efforts to audit such statements under Section 4.6 of the Master Lease on Sublessee's behalf and at Sublessee's cost, if reasonably requested by Sublessee; and (xv) Tenant’s Share shall mean 25% of the Premises and 5.2% of the Building. Under no circumstances shall rent abate under this Sublease except to the extent that rent correspondingly abates under the Master Lease as to the Subleased Premises.
Notwithstanding the foregoing, the following provisions of the Master Lease shall not be incorporated herein: Summary of Basic Lease Information (except Section 6.2); all references to the Tenant Work Letter; Sections 1.1.1, 1.2 (except the third and fourth sentences), 1.4, 2 (except the third sentence), 3, 4.1 (the second sentence only), 4.2.6, 4.6, 5.2.9 (the second - fifth sentences), 5.2.10 (except with respect to the storage cage on the second floor of the Building as shown on Exhibit C of this Sublease and described in subpart (i) of Section 5.2.10), 5.3.2 (the first sentence only), 14.4 (only with respect to references to the L-C Amount), 14.7 (subject to the terms of Paragraph 8), 17 (the sixth sentence between the first two commas), 18 (the last sentence and after the semicolon in the first sentence only), 20 (subparts 20.1(A) and (E) and 20.3.1), 24.8.1 (the first sentence only), 24.8.2, 24.19, 24.25, 24.28 and 24.36.1(b) (the last sentence only); Exhibits A, B, E, G and H; Rider 1; First Amendment to Lease; Second Amendment to Lease. In addition, notwithstanding subpart (iii) above, (a) references in the following provisions to “Landlord” shall mean Master Lessor only: Sections 4.2.3, 4.2.5, 4.2.7, 4.3.4, 5.2.9, 6.1, 6.3, 6.5, 7.1 (the first instance only), 7.2 (except the last two instances), 8.3 (except the second and third sentences), 8.4, 11.1, 11.2, 11.4, 14.2 (the third and fourth instances only), 15.2 (the last instance only), 21, 23, 24.30, 24.33, 24.36.2, 24.37.2; (b) references in the following provisions to “Landlord” shall mean Master Lessor and Sublessor: 5.2.6, 5.2.7, 5.3.5, 7.2 (the last two instances only), 8.2 (the last reference in the penultimate sentence), 9, 10.3.7, 15.2 (the seventh sentence) and 24.7; and (c) the reference in Section 1.3 to Section 6.1 of the Summary shall be to Paragraph 2 of this Sublease.
B.Assumption of Obligations. This Sublease is and at all times shall be subject and subordinate to the Master Lease and the rights of Master Lessor thereunder. Sublessee hereby expressly assumes and agrees: (i) to comply with all provisions of the Master Lease that are, and as, incorporated hereunder; and (ii) to perform all the obligations on the part of the “Tenant” to be performed under the terms of the Master Lease during the Term of this Sublease that are, and as, incorporated hereunder. In the event the Master Lease is terminated for any reason whatsoever, this Sublease shall terminate simultaneously with such termination (unless Master Lessor or a successor tenant agrees to permit Sublessee to continue to occupy the Subleased Premises on the terms of this Sublease for the remainder of the Term), without any liability of Sublessor to Sublessee except for Sublessee's rights and remedies arising by reason of Sublessor's breach under Paragraph 10 hereof. In the event of a conflict between the provisions of this Sublease and the Master Lease, as between Sublessor and Sublessee, the provisions of this Sublease shall control. In the event of a conflict between the express provisions of this Sublease and the provisions of the Master Lease, as incorporated herein, the express provisions of this Sublease shall prevail. Notwithstanding any provision herein to the contrary, Sublessee shall have no obligation to perform any of the obligations of Sublessor under the Master Lease prior to the commencement of the Term. Sublessor represents and warrants to Sublessee that: (a) the Master Lease is in full force and effect and has not been amended; (b) to Sublessor's knowledge, no default exists on the part of Sublessor or Master Lessor under the Master Lease; (c) Sublessor has not received any written notice of default under the Master Lease from Master Lessor that remains uncured; and (d) to Sublessor's knowledge, there is no event or condition that would constitute a default under the Master Lease after notice or passage of time or both. Sublessor agrees to promptly deliver to Sublessee a copy of any notices of default received by Sublessor with respect to the Master Lease, as well as a copy of any notices of default delivered by Sublessor with respect to the Master Lease.
21.Conditions Precedent: This Sublease and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon the written consent of Master Lessor. Each party shall use commercially reasonable efforts to obtain such consent, including by promptly signing a commercially reasonable consent form. If Sublessor fails to obtain Master Lessor’s consent within thirty (30) days after execution of this Sublease by Sublessor, then Sublessor or Sublessee may terminate this Sublease by giving the other party written notice thereof prior to the date such consent is received, and Sublessor shall return to Sublessee its payment of the first month’s Rent paid by Sublessee pursuant to Paragraph 4 hereof and the Security Deposit.
22.Termination; Recapture: Notwithstanding anything to the contrary herein, Sublessee acknowledges that, under the Master Lease, both Master Lessor and Sublessor have certain termination and recapture rights, including, without limitation, in Sections 11.2, 11.4, 12.1 and 14.4. Nothing herein shall prohibit Master Lessor or Sublessor from exercising any such rights and neither Master Lessor nor Sublessor shall have any liability to Sublessee as a result thereof. In the event Master Lessor or Sublessor exercise any such termination or recapture rights, this Sublease shall terminate without any liability to Master Lessor or Sublessor.
23.Inducement Recapture: Any agreement for free or abated rent or other charges, or for the giving or paying by Sublessor to or for Sublessee of any cash or other bonus, inducement or consideration for Sublessee’s entering into this Sublease, all of which concessions are hereinafter referred to as “Inducement Provisions”, shall be deemed conditioned upon Sublessee’s full and faithful performance of all of the terms, covenants and conditions of this Sublease. Upon a termination of this Sublease by reason of a default by Sublessee beyond applicable notice and cure periods, any such Inducement Provision shall automatically be deemed deleted from this Sublease and no further force or effect, and any rent, other charge, bonus, inducement or consideration theretofore abated, given or paid by Sublessor under such an Inducement Provision shall be immediately due and payable by Sublessee to Sublessor.
24.Furniture, Fixtures and Equipment: Sublessee shall have the right to use during the Term the office furnishings within the Subleased Premises that are identified on Exhibit D attached hereto (the “Furniture”) at no additional cost to Sublessee. The Furniture is provided in its “AS IS, WHERE IS” condition, without representation or warranty whatsoever. Sublessee shall insure the Furniture under the property insurance policy required under the Master Lease, as incorporated herein, and pay all taxes with respect to the Furniture. Sublessee shall maintain the Furniture in good condition and repair, reasonable wear and tear excepted, and shall be responsible for any loss or damage to the same occurring during the Term.

Sublessee shall surrender the Furniture to Sublessor upon the termination of this Sublease in such condition. Sublessee shall not remove any of the Furniture from the Subleased Premises. Notwithstanding the foregoing, provided (a) Sublessee has not defaulted under this Sublease and no event has occurred that with the passing of time or the giving of notice, would constitute a default by Sublessee under this Sublease, (b) this Sublease has not terminated prior to the Expiration Date, and (c) Sublessee has exercised its Extension Option pursuant to Paragraph 27 hereof, which conditions may be waived by Sublessor in its sole discretion, then upon the Expiration Date, as extended thereby, the Furniture shall become the property of Sublessee for the sum of one dollar, and Sublessee shall accept the same in its “AS IS, WHERE IS” condition, without representation or warranty whatsoever, and upon Sublessee's request, Sublessor will provide Sublessee with a bill of sale for such Furniture.
25.Expansion Right. Provided that no default has occurred or is then continuing and Sublessee has not Transferred this Sublease or any of the Subleased Premises, and subject to any currently existing rights of expansion, first refusal, recapture, first offer or similar rights granted to third parties as of the date of this Sublease, and Master Lessor’s approval of such expansion, Sublessor shall notify Sublessee if Sublessor receives a bona fide offer from a prospective third party tenant (other than a Permitted Transferee or other entity with which Sublessor has a collaboration or other business relationship) that Sublessor is willing to accept to sublease solely all or any portion of the nineteenth (19th) floor of the Building (the “Expansion Space”). Sublessee shall have the non-recurring, one-time right (the “Expansion Right”) to sublease the Expansion Space on the terms stated in Sublessor’s notice. If Sublessee, within ten (10) business days after receipt of Sublessor’s written notice indicates in writing its agreement to sublease the applicable Expansion Space on the terms stated in Sublessor’s notice, then Sublessor shall sublease to Sublessee and Sublessee shall sublease from Sublessor the applicable Expansion Space on the terms stated in Sublessor’s notice; provided that, if the term set forth in Sublessor’s notice is longer than the Term, the Term shall be extended to be co-terminus with the term set forth in Sublessor’s notice. If the Term is extended as set forth in the preceding sentence, the Base Rent shall increase annually at a rate of 3.5% during the extension term. If Sublessee does not indicate in writing its agreement to sublease the Expansion Space within such ten (10) business day period, then Sublessor thereafter shall have the right to sublease the Expansion Space to a third party on terms not materially more favorable to the subtenant than those set forth in the above-mentioned bona fide offer.
26.Allowance. Sublessor shall contribute the sum of $60,000 (the “Allowance”) toward the cost of Sublessee’s construction of two (2) chemical fume hoods within the Subleased Premises (the “Work”). Such construction must be performed in accordance with the terms of Article 8 of the Master Lease, as incorporated herein. The Allowance may only be used for the cost of preparing design and construction documents, permit fees and hard construction costs for the Work. The Allowance shall be paid to Sublessee within thirty (30) days following substantial completion of the Work and receipt by Sublessor of (1) receipted bills covering all labor and materials expended and used for the Work; (2) a sworn contractor's affidavit from the general contractor and a request to disburse from Sublessee containing an approval by Sublessee of the Work done; (3) full and final waivers of lien from all contractors, subcontractors and suppliers; (4) as-built plans of the Work; and (5) the certification of Sublessee and its architect that the Work has been performed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws. If all such conditions are not met within twelve (12) months of the date of this Sublease, Sublessor’s obligation to provide the Allowance shall expire. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Sublessor shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Sublease, and Sublessor’s obligation to disburse shall only resume when and if such default is cured. Any construction management fees payable to Master Lessor by Sublessor for the Work shall be paid for by Sublessee. The Allowance may also be used by Sublessor to pay any costs or fees charged by Master Lessor under the Master Lease.

27.Extension Option. Provided that no default has occurred or is then continuing and Sublessee has not Transferred this Sublease or any of the Subleased Premises, Sublessee shall have one (1) option to extend (the “Extension Option”) the Term of this Sublease, which term (the “Option Term”) shall commence upon the expiration of the initial Term (the “Option Commencement Date”) and expire upon the “Lease Expiration Date” of April 30, 2030, by providing written notice to Sublessor of its desire to exercise such Extension Option at least eighteen (18) months and no more than twenty (20) months prior to the expiration of the Term. The monthly Base Rent for the first year of the Option Term shall be in the amount which is equal to the greater of (i) the annual Base Rent payable by Sublessee during the last month of the applicable Term; or (ii) the Fair Market Rental Rate for comparable office/laboratory space in the South San Francisco market (as defined in Rider 1 o the Master Lease), which applicable amount shall increase at a rate of 3.5% per year on each anniversary of the Option Commencement Date. Notwithstanding the foregoing, in the event that Sublessee is offered the Expansion Space pursuant to Paragraph 25 hereof and fails to exercise its right to the Expansion Space, the Extension Option shall expire immediately and become null and void. For the avoidance of doubt, the Extension Option shall be applicable to the Expansion Space if Sublessee properly exercises its Expansion Option. If Sublessee properly exercises the Extension Option, then not less than twelve (12) months prior to the expiration of the initial Term of this Sublease, Sublessor shall provide Sublessee with written notice of Sublessor’s determination of Base Rent for the Option Term (the “Option Rent Notice”). Within ten (10) days thereafter, Sublessee may deliver written notice to Sublessor that it disputes Sublessor’s determination of the Base Rent for the Option Term, in which case Sublessor and Sublessee shall attempt in good faith to agree upon such Base Rent within thirty (30) days thereafter (the “Outside Agreement Date”). If Sublessee fails to deliver such notice within such period, Base Rent for the Option Term shall be as set forth in the Option Rent Notice. If Sublessee delivers such notice within such period and the parties fail to reach agreement on the Base Rent for the Option Term by the Outside Agreement Date, Base Rent for the Option Term shall be established pursuant to the procedure set forth in Section 4 of Rider 1 to the Master Lease.
28.Parking. Sublessee shall have the right to park in 58 parking spaces in the Parking Facility servicing the Building, on an unreserved basis, free of charge by Sublessor, as provided in Section 23 of the Master Lease, as incorporated herein.
29.Signage. Subject to Master Lessor’s and Sublessor’s consent and Section 24.8 of the Master Lease, and provided the same do not reduce or diminish Sublessor’s ability to install its own signs, Sublessee shall be entitled to install one (1) identification sign on or near the entry door of the Subleased Premises, and its name in the lobby directory of the Building.

[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, the parties have executed this Sublease as of the day and year first above written.

SUBLESSOR:

STANDARD BIOTOOLS INC.,
a Delaware corporation

By: /s/ Alex Kim 8/30/2022

Name: Alex Kim

Its: ___________________________

Address: 2 Tower Place, Suite 200
South San Francisco, CA 94080
Attn: General Counsel
Email: legal@standardbio.com

SUBLESSEE:

CIRC BIO, INC.,
a Delaware corporation

By: /s/ Keith Lenden

Name: Keith Lenden

Its: Ceo

Address: 1700 Owens Street #535
San Francisco, CA 94158
_______________________________

With a copy to:

Hanson Bridgett LLP
1676 No. California Blvd., Suite 620
Walnut Creek, CA 94596
Attn: Derek A. Ridgway, Esq.

EXHIBIT A

MASTER LEASE

EXHIBIT B

SUBLEASED PREMISES

EXHIBIT C

STORAGE

EXHIBIT D

FURNITURE

18th floor	Quantity
Cubicles with floating pedestals	38
Black task chairs	38
Orange & black collaboration bench seating	4
White coffee table	3
Blue breakroom table	1
Silver metal breakroom chairs	6
Large conference table 12' x 48"	1
Conference chairs, blue	20
Conference table 6'	2
Grey swivel chairs with orange stripes	3
6' matching conference room credenza	1
Phone booths	3
Conference Room TV monitors 75"	1
Conference Room TV monitors 50"	2
Side by Side Breakroom refrigerators	2
IT rack	1
All icemakers on the 18th floor
All wall storage racks and shelves on the 18th floor
All equipment tables on the 18th floor
All under bench storage in the lab

EXHIBIT E
LETTER OF CREDIT